Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
Phone:  808.835-3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley / Andrew Greenebaum
Integrated Corporate Relations
 Phone:  310.395.2215

apooley@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports Fourth Quarter and Year-end 2005 Financial Results

•                  Hawaiian Airlines operating revenue increased 14% in the fourth quarter to $210 million and 8% for the year to $826 million

•                  Load factor increased to 89.7% in the fourth quarter and to 87.5% for 2005

•                  Hawaiian Airlines increased its borrowing under its term financings

•                  Hawaiian Holdings announced its intent to redeem its Subordinated Convertible Notes

HONOLULU – March 22, 2006 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended December 31, 2005 of $19.5 million, or $0.43 per basic and diluted share, on total operating revenue of $210.3 million. For the full-year 2005, Holdings reported a consolidated net loss of $12.4 million, or $0.31 per basic and diluted share, on total operating revenue of $504.3 million. The Company’s fourth quarter and annual results were both negatively impacted by an unusually high provision for income taxes (discussed below in more detail) which resulted in an effective tax rate of 218% for the year. Before income taxes the Company reported earnings of $10.5 million for the full year and a loss of $11.6 million for the fourth quarter.

Mark Dunkerley, President and Chief Executive Officer commented, “In 2005 Hawaiian Airlines successfully emerged from Chapter 11 bankruptcy, posted the industry’s highest scores for punctuality, load factors, the avoidance of cancellations and the prompt delivery of baggage and achieved profitability for the full year on an operating and pre-tax basis despite difficult industry conditions. Although our income tax provision resulted in a net loss, the achievement of pre-tax earnings put us in rare company in 2005. This good news does not, however, disguise our disappointment at not having been able to earn profits at a level our shareholders should rightfully expect.”

Mr. Dunkerley continued, “The year was a challenging one, as high fuel costs and intense competition curtailed our profitability and resulted in a loss for the fourth quarter. These factors have continued in 2006, but we continue to make progress towards our goals of increasing operating revenue and controlling expenses, and have a focused team executing our strategies. In addition, during the past month we acquired four 767-300 aircraft and were also pleased to announce that we have refinanced and expanded our term lending facilities, which will give us the flexibility to redeem the Convertible Notes that were issued by Holdings upon our emergence from bankruptcy in 2005.”

Mr. Dunkerley added, “I would like to thank our employees for their contributions to our significant achievements in 2005 and thank our valued customers for their continued support. We are confident that Hawaiian Airlines is well-positioned to compete in the transpacific and interisland markets in 2006 and beyond. We will continue to focus on our strategy of being the destination carrier for Hawaii, and are committed to delivering profitable growth to our shareholders.”

Operating Results

GAAP Results

As previously announced, Hawaiian emerged from bankruptcy on June 2, 2005. Effective April 1, 2003, following Hawaiian’s bankruptcy filing, through June 1, 2005, the day prior to Hawaiian’s emergence from bankruptcy, Holdings deconsolidated Hawaiian and accounted for its interest in Hawaiian using the cost method of accounting. As a result, the financial results of Holdings during that period do not include Hawaiian’s financial results. Holdings generated no revenue during the three months ended December 31, 2004, and its operating expenses consisted primarily of professional fees related to Hawaiian’s bankruptcy case and maintaining Holdings’ status as a public company. Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the acquisition of Hawaiian by Holdings. As a result, the results of operations for Hawaiian are included in the consolidated results of the Company from June 2, 2005 forward.

On a consolidated GAAP basis, the Company reported an operating loss of $10.3 million for the fourth quarter 2005. For the year 2005, the Company reported operating income of $2.0 million. The Company reported a consolidated net loss of $19.5 million and $12.4 million for the fourth quarter and full-year 2005, respectively. The net loss for both the fourth quarter and the full year was negatively impacted by an unusually high provision for income taxes which resulted in an effective tax rate of 218% for the year. The tax provision, which is significantly in excess of the cash taxes the Company will pay for 2005, is primarily attributable to an increase in deferred tax assets following Hawaiian’s emergence from bankruptcy, for which the company is required to provide a 100% valuation allowance. The effective tax rate was also negatively affected by certain expenses recognized for financial reporting purposes that are not deductible for income tax purposes and other consequences of the application of purchase accounting upon Hawaiian’s emergence from bankruptcy.

Combined Holdings and Airlines Results for the Fourth Quarter and Full-Year ended December 31, 2005

As previously mentioned, Hawaiian’s emergence from bankruptcy was accounted for as a business combination. The assets and liabilities of Hawaiian were adjusted to their fair values as of June 2, 2005, and the results of operations of Hawaiian are included in the consolidated results from that point forward. In an effort to clarify some of the complex accounting required as a result of Hawaiian’s emergence from bankruptcy and provide readers with a basis for comparison with the financial information of Hawaiian previously available during Hawaiian’s bankruptcy proceeding, the following is a discussion of the combined financial results of Holdings and Hawaiian. These combined results are not, however, defined within accounting principles generally accepted in the United States and therefore should not be considered in isolation, or as a substitute for, the equivalent measure defined in U.S. GAAP.

The adjustments to record Hawaiian’s assets and liabilities at fair value resulted in significant additional depreciation and amortization expense on an on-going basis, and several other non-cash differences. The combined results of operations for the fourth quarter and year ended December 31, 2005 were affected by the application of purchase accounting as follows:

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Summary of Fair Market Value Adjustments

	FMV Adjustments
	3 Months Ended	Year Ended
	Dec 31, 2005	Dec 31, 2005
	(in millions)
Operating Revenue - Increase/(decrease) in operating revenue:
Passenger - Reduction of deferred revenue from sales of miles in frequent flyer program	$(3.4)	$(9.7)
Total increase/(decrease) in operating income	(3.4)	(9.7)

Operating Expenses - Increase/(decrease) in operating exepense:
Wages and benefits - elimination of unamortized actuarial losses on benefit plans	(2.3)	(5.3)
Aircraft rent - amortization of unfavorable operating leases	0.5	1.1
Maintenance materials and repairs - favorable aircraft maintenance contracts	0.3	0.8
Other rentals and landing fees - amortization of favorable operating leases	(0.0)	(0.0)
Depreciation and amortization	3.9	9.2
Total increase/(decrease) in operating expense	2.5	5.7

Operating Income - Increase/(decrease) in operating income	(5.9)	(15.4)

Non Operating Income/Expense -
Interest expense - amortization of debt discount due to recognizing debt discount at fair value	(0.2)	(0.4)
Interest income - accretion due to recognizing aircraft maintenance and lease security deposits at fair value	0.4	0.9
Total	0.2	0.5

Income (Loss) Before Income Taxes	$(5.7)	$(14.9)

On a combined basis, fourth quarter operating revenue was $210.3 million, a 14.2% increase over the fourth quarter 2004.  Passenger revenue represented 90% of operating revenue in the fourth quarter of both 2004 and 2005.  Charter, cargo and other revenues represented the balance.  Passenger yield (passenger revenue per revenue passenger mile, or RPM) increased 2.3% to 11.03 cents from 10.78 cents in the fourth quarter 2004.  Operating revenue per available seat mile (RASM) increased to 10.74 cents in the fourth quarter of 2005 from 10.10 cents in the fourth quarter 2004, due to the increased load factor and higher fares during the quarter.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Selected Combined Statistical Data

	Three months ended					Year-ended
	Dec. 31,					Dec. 31,
	2005		2004		Change	2005		2004		Change
	(in millions)					(in millions)
Scheduled Operations:
Revenue passenger miles (RPM)	1,720.2		1,544.3		11.4%	6,607.2		6,134.2		7.7%
Available seat miles (ASM)	1,916.7		1,778.3		7.8%	7,539.9		7,150.7		5.4%
Passenger load factor (RPM/ASM)	89.7%		86.8%			87.6%		85.8%

Total Operations
Operating Revenue per ASM (RASM)	10.74	¢	10.10	¢	6.4%	10.67	¢	10.52	¢	1.4%
Operating Cost per ASM (CASM)	11.27	¢	9.91	¢	13.6%	10.49	¢	9.64	¢	8.8%
CASM ex-fuel	8.21	¢	7.71	¢	6.5%	7.89	¢	7.77	¢	1.6%
Adjusted CASM ex-fuel*	8.08	¢	7.71	¢	4.9%	7.81	¢	7.77	¢	0.6%

*adjusted for purchase accounting differences

Total operating expenses for the fourth quarter, on a combined basis, increased 22.0% to $220.6 million, from $180.8 million for the fourth quarter of 2004.  The higher expenses were primarily the result of a $19.6 million, or 48.8%, increase in aircraft fuel costs to $59.8 million.  Hawaiian’s average cost per gallon of jet fuel rose 36.2% to $2.07 (including taxes) for the quarter.  Aircraft fuel represented 27.1% of operating expense in the fourth quarter 2005, as compared to 22.2% in 2004. Depreciation and amortization expenses increased $4.8 million, primarily due to the fair market value adjustment of Hawaiian’s assets under purchase accounting. Additionally, materials and repairs expenses increased $4.7 million due to an increase in engine overhaul events and the inclusion of additional aircraft under a power-by-the-hour contract. Other operating expenses increased $6.0 million, or 15.1%, as compared to the fourth quarter of 2004, primarily as a result of increased professional fees related to Sarbanes-Oxley compliance efforts. Operating cost per available seat mile (CASM) for the fourth quarter 2005 increased 13.6% year-over-year to 11.27 cents.  CASM excluding fuel for the fourth quarter of 2005 was 8.21 cents, a 6.5% increase. As a result of the higher expenses, the Company reported a combined operating loss of $10.3 million in the seasonally weak fourth quarter, compared to an operating profit of $3.3 million in fourth quarter of 2004.

Full-year operating revenue for the combined entities was $825.5 million, an 8.1% increase over the $764.0 million reported for the full-year 2004.  Passenger revenue represented 92% of operating revenue in 2004 and 91% in the full-year of 2005.  Charter, cargo and other revenues represented the balance.  Passenger yield declined slightly to 11.32 cents from 11.40 cents in the full-year 2004.  However, operating revenue per available seat mile (RASM) increased to 10.67 cents in 2005 from 10.52 cents in the full-year 2004, due to an increased load factor.

Total operating expenses for the full-year, increased 15.9% to $811.4 million.  Aircraft fuel costs increased $65.3 million, or 48.0%, primarily due to a 39.2% increase in the average cost of jet fuel, to $1.81 per gallon including taxes.  As a percentage of operating expenses, aircraft fuel costs were 24.8% in the full-year 2005, as compared to 19.4% in 2004. Depreciation and amortization expenses increased $11.6 million, primarily due to the fair market value adjustment of Hawaiian’s assets under purchase accounting, and materials and repairs expenses rose $8.1 million due to expenses incurred for airframe maintenance and the inclusion of additional aircraft under a power-by-the-hour maintenance contract. Other operating expenses increased $24.1 million, or 16.7%, from 2004, primarily as a result of increased professional fees which totaled close to $20 million during the year, a substantial portion of which will not be recurring. CASM for the full-year 2005 increased 8.8% to 10.49 cents.  Operating costs per ASM excluding fuel for the full-year 2005 were 7.89 cents, a 1.6% increase compared to 7.77 cents in the full-year 2004. Operating profit for the full-year 2005 was $14.1 million, compared to an operating profit of $63.8 million in 2004.

Recent Events:

•                  During the first quarter of 2006, Hawaiian purchased four used Boeing 767-300 aircraft at a combined cost of approximately $32 million. All four aircraft are currently being modified and overhauled for entry into Hawaiian’s operations. The Company plans to use the aircraft to expand its service between Hawaii and the US mainland.

•                  In January 2006, HawaiianMiles raised the industry bar in frequent flyer programs’ value and convenience, introducing a new three-tier award structure as well as one-way awards.

•                  Hawaiian Airlines continued to innovate in 2005, introducing time-saving barcode technology to its kiosk and Web check-in options, expanding availability of its ground-breaking digEplayer personal in-flight entertainment systems, introducing in-flight automated credit card processing and adding Hawaii’s first remote airport check-in in Waikiki.

•                  For the year 2005, Hawaiian was ranked the nation’s best airline for on-time performance, baggage handling and fewest flights cancelled by the U.S. Department of Transportation.

•                  In March 2006, Hawaiian increased its term loan borrowings under its Term A and Term B credit facilities by approximately $91 million, as described in more detail below.

Liquidity, Capital Resources, Fuel Hedging and Internal Controls:

•                  As of December 31, 2005, the Company had cash and cash equivalents of $153.4 million, as well as $53.4 million of restricted cash.

•                  As of December 31, 2005, the Company’s debt included $52.3 million in face value of subordinated convertible notes at the Holdings level, and $45.8 million in two term loans at the Hawaiian level. In addition, Hawaiian has a $25 million revolving credit facility, $5.5 million of which supported outstanding letters of credit as of December 31,2005. During the fourth quarter of 2005, the Company repurchased $7.7 million of outstanding Subordinated Convertible Notes at the face value plus accrued interest and corresponding portions of the Common Stock Warrants.

•                  On March 13, 2006, Hawaiian reached agreements on a restructuring of its Term A and Term B credit facilities. As a result of these agreements, the term loan borrowings under the variable rate Term A senior credit facility has been increased to $62.5 million and the fixed rate Term B subordinated facility has been increased to $72.5 million. The amended credit facilities provide for $64.6 million of the financing proceeds to be held in a restricted account, subject to the satisfaction of certain previously disclosed conditions. Of this restricted amount, $54.6 million of the funds (once unrestricted) will facilitate the redemption of Hawaiian Holdings subordinated convertible debentures. This redemption will result in a substantial non-cash charge in either the first or second quarter of 2006. For additional information regarding these financings refer to Hawaiian Holdings Annual Report on Form 10-K.

•                  For the full-year ended December 31, 2005, net cash provided by the combined entity’s operating activities before reorganization activities was $28.7 million, compared to $46.7 million for the comparable period in 2004.

•                  As of December 31, 2005, Hawaiian had hedged approximately 30% of its 2006 fuel requirements at an average price of $1.81 per gallon.

•                  As of March 20, the Hawaiian has hedged approximately 59%, 41% and 0% of its second, third and fourth quarter fuel requirements respectively.

•                  In connection with the preparation of the consolidated financial statements, the Company identified a material weakness in its internal control over financial reporting related to accounting for fuel hedge derivatives. Specifically, the Company determined that changes in the fair value of certain derivatives were initially not appropriately recognized into earnings in the fourth quarter. Upon identification of this error, the Company has made the required adjustments to its financial statements to appropriately account for its fuel derivatives in compliance with U.S. generally accepted accounting principles (GAAP).

•                  As a result of identifying a material weakness related to fuel derivative accounting, the Company is comprehensively reviewing the process and internal controls related to these activities to ensure that the design and effectiveness of its internal controls meets financial reporting requirements.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Tables Follow)

Hawaiian Holdings, Inc.

Consolidated Balance Sheets

	December 31,
	2005(*)	2004(**)
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$153,388	$2,169
Restricted cash	53,420	500
Accounts receivable, net of allowance for doubtful accounts of $912 as of December 31, 2005	35,278	—
Spare parts and supplies, net	14,578	—
Prepaid expenses and other	21,673	175
Deferred income taxes	9,269	—
Total	287,606	2,844

Property and equipment, net
Flight equipment	14,494	—
Other property and equipment	42,534	—
	57,028	—
Less accumulated depreciation and amortization	(5,751)	—
Total	51,277	—

Other Assets:
Long-term prepayments and other	29,253	—
Intangible assets, net	191,205	—
Goodwill	107,179	—
Total Assets	$666,520	$2,844
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$39,089	$593
Air traffic liability	162,638	—
Other accrued liabilities	62,969	763
Current maturities of long-term debt and capital lease obligations	13,064	—
Due to related parties	—	1,478
Total	277,760	2,834

Long-Term Debt and Capital Lease Obligations	77,576	—

Other Liabilities and Deferred Credits:
Accumulated pension and other postretirement benefit obligations	196,831	—
Other liabilities and deferred credits	57,017	—
Deferred income taxes	9,269	—
Losses in excess of investment in Hawaiian Airlines, Inc	—	61,302
Total	263,117	61,302

Commitments and Contingent Liabilities

Shareholders’ Equity (Deficiency):
Special preferred stock, three shares outstanding at December 31, 2005 and 2004, respectively	—	—
Common stock, 45,349,100 shares and 30,751,227 shares outstanding at December 31, 2005 and 2004, respectively	453	307
Capital in excess of par value	203,479	69,756
Accumulated deficit	(143,721)	(131,355)
Accumulated other comprehensive loss:
Loss on hedge instruments	(12,144)	—
Total	48,067	(61,292)

Total Liabilities and Shareholders’ Equity (Deficiency)	$666,520	$2,844

(*)    Includes the consolidated balance sheets of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

(**)  Includes only the deconsolidated balance sheet of Hawaiian Holdings, Inc.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

GAAP Statements of Operations (unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(in millions)		(in millions)
Operating Revenue:
Passenger	$189.7	$—	$458.1	$—
Charter	2.9	—	6.0	—
Cargo	8.4	—	19.3	—
Other	9.3	—	20.9	—
Total	210.3	—	504.3	—

Operating Expenses:
Wages and benefits	56.4	—	134.3	—
Aircraft fuel, including taxes and oil	59.8	—	131.4	—
Aircraft rent	28.2	—	63.4	—
Maintenance materials and repairs	15.8	—	33.3	—
Depreciation and amortization	6.9	—	15.9	—
Other rentals and landing fees	6.0	—	14.2	—
Sales commissions	1.9	—	4.3	—
Other	45.5	1.7	105.4	7.3
Total	220.6	1.7	502.3	7.3

Operating Income (Loss)	(10.3)	(1.7)	2.0	(7.3)

Nonoperating Income (Expense):
Loss on repurchase of convertible notes	(4.2)	—	(4.2)	—
Interest and amortization of debt discounts and issuance costs	(2.9)	—	(9.0)	—
Interest income	2.3	—	4.7	—
Other, net	3.5	—	16.9	—
Total	(1.3)	—	8.4	—

Income (Loss) Before Income Taxes	(11.6)	(1.7)	10.4	(7.3)

Income tax expense (benefit)	7.9	—	22.8	—

Net Income (Loss)	$(19.5)	$(1.7)	$(12.4)	$(7.3)

Net Income (Loss) Per Common Stock Share:
Basic	$(0.43)	$(0.05)	$(0.31)	$(0.24)
Diluted	$(0.43)	$(0.05)	$(0.31)	$(0.24)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	45,499	30,276	39,250	29,651
Diluted	45,499	30,276	39,250	29,651

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Combined Statements of Operations (unaudited)

	Three months ended December 31,			Year ended December 31,
	2005	2004	% Change	2005	2004	% Change
	(in millions)			(in millions)
Operating Revenue:
Passenger	$189.7	$166.5	13.9%	$748.0	$699.5	6.9%
Charter	2.9	3.0	-4.6%	11.9	7.3	63.9%
Cargo	8.4	7.6	10.4%	31.0	30.6	1.4%
Other	9.3	7.0	33.9%	34.6	26.6	29.9%
Total	210.3	184.1	14.2%	825.5	764.0	8.1%

Operating Expenses:
Wages and benefits	56.4	54.3	3.9%	227.1	227.3	-0.1%
Aircraft fuel, including taxes and oil	59.8	40.2	48.8%	201.2	135.9	48.0%
Aircraft rent	28.2	26.1	7.9%	107.3	106.1	1.1%
Maintenance materials and repairs	15.8	11.1	42.1%	57.3	49.2	16.4%
Depreciation and amortization	6.9	2.1	226.4%	19.7	8.1	142.6%
Other rentals and landing fees	6.0	5.7	4.9%	23.8	24.0	-0.7%
Sales commissions	1.9	1.7	11.6%	6.9	5.5	25.1%
Other	45.5	39.6	15.1%	168.0	143.9	16.7%
Total	220.6	180.8	22.0%	811.4	700.1	15.9%

Operating Income (Loss)	(10.3)	3.3	-408.5%	14.1	63.8	-77.9%

Nonoperating Income (Expense)
Reorganization items, net	—	(5.2)		0.9	(129.5)
Loss on repurchase of convertible notes	(4.2)			(4.2)
Interest and amortization of debt discounts and issuance costs	(2.9)	(0.9)		(9.5)	(1.0)
Interest income	2.3	—		4.7	0.0
Other, net	3.5	0.7		20.4	0.8
Total	(1.3)	(5.4)		12.2	(129.7)

Income (Loss) Before Income Taxes	(11.6)	(2.0)	469.7%	26.3	(65.9)	140.0%

Income tax expense (benefit)	7.9	(3.6)		41.1	16.8

Net Income (Loss)	$(19.5)	$1.6	-1356.1%	$(14.8)	$(82.7)	82.2%

Hawaiian Holdings, Inc.

Reconciliation of GAAP Results to

Adjusted Historical Cost Financial Results (unaudited)

	Three months ended Dec. 31,			Year-ended Dec. 31,
	2005	2004		2005	2004
	(in millions)			(in millions)

GAAP operating expenses	$220.6	$1.7		$502.3	$7.3

Hawaiian expenses pre-June 2, 2005 (a)	—	179.2		309.1	692.9
Combined Holdings and Airlines operating expenses	220.6	180.8		811.4	700.1

Aircraft fuel, including taxes and oil	59.8	40.2		201.2	135.9
Adjusted operating expenses	160.7	140.6		610.2	564.2

Add (Subtract):
Wages and benefits adjustment (b)	2.3	0.0		5.3	0.0
Aircraft and other rental expense (c)	(0.5)	0.0		(1.1)	0.0
Maintenance materials and repairs (d)	(0.3)	0.0		(0.8)	0.0
Depreciation and amortization (e)	(3.9)	0.0		(9.2)	0.0

Adjusted Historical Cost operating expenses, ex-fuel	$158.3	$140.6		$604.4	$564.2

Available Seat Miles (millions)	1,957.9	1,823.9		7,735.8	7,264.8

CASM - GAAP	11.27 ¢	NM		NM	NM
add Hawaiian expenses CASM	—	9.82	¢	NM ¢	9.54	¢
CASM - Combined	11.27	9.91		10.49	9.64
less aircraft fuel	3.06	2.20		2.60	1.87
CASM - Combined, ex-fuel	8.21	7.71		7.89	7.77
Fair Market Value adjustments	-0.13	—		-0.07	—
CASM - Adjusted for historical cost, ex-fuel	8.08 ¢	7.71	¢	7.81 ¢	7.77	¢

Footnotes:

(a)          On June 2, 2005, the Company reconsolidated Hawaiian for financial reporting purposes. The reconsolidation was accounted for as a business combination with Hawaiian’s assets and liabilities being adjusted to their fair values as of June 2, 2005. Hawaiian’s results prior to June 2, 2005 were not included in Holdings’ results of operations.

(b)         The Company recorded the accumulated pension and other postretirement benefit obligations of Hawaiian at their fair value as of June 2, 2005, resulting in the elimination of actuarial losses and the related amortization of such losses as a component of pension expense.

(c)          The Company recorded a net deferred credit for certain operating leases with contractual rentals in excess of current market rates as of June 2, 2005. The net credit serves to reduce aircraft rental expense each period.

(d)         The Company recorded an intangible asset for certain aircraft maintenance contracts with contractual rates less than current market rates for similar services at June 2, 2005.

(e)          Adjustment to reflect the impact on depreciation and amortization expense due to the amortization of intangible assets and certain PP&E recorded at June 2, 2005.